Exhibit 3.1

CERTIFICATE OF FORMATION

OF

LTMS FUND LLC

The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the “Delaware Limited Liability Company Act”), hereby certifies that:

FIRST: The name of the limited liability company is LTMS Fund LLC.

SECOND: The address of the registered office of the limited liability company in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801. The name of the limited liability company’s registered agent for service of process in the State of Delaware at such address is The Corporation Trust Company.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation on the 6th day of February, 2023.

MS CREDIT PARTNERS HOLDINGS INC. (its sole member)

By:	/s/ Orit Mizrachi
Name: Orit Mizrachi
Title: Authorized Person